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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.     )*
                                              -----

                      Cypress Sharpridge Investments, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    23281A307
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 30, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

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CUSIP No. 23281A307                    13G                    Page 2 of 9 Pages

--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON

               Talon Asset Management, LLC
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
               Not Applicable                                           (b) [_]
--------------------------------------------------------------------------------
  3            SEC USE ONLY
--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                   None
               -----------------------------------------------------------------
 NUMBER OF     6  SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,936,871
  OWNED BY     -----------------------------------------------------------------
    EACH       7  SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH        None
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                   1,936,871
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,936,871
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               Not Applicable                                           [_]
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.7%
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               IA
--------------------------------------------------------------------------------

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CUSIP No. 23281A307                    13G                    Page 3 of 9 Pages

--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON

               Talon Sharpridge, LLC
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
               Not Applicable                                           (b) [_]
--------------------------------------------------------------------------------
  3            SEC USE ONLY
--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                   None
               -----------------------------------------------------------------
 NUMBER OF     6  SHARED VOTING POWER
   SHARES
BENEFICIALLY       937,141
  OWNED BY     -----------------------------------------------------------------
    EACH       7  SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH        None
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                   937,141
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               937,141
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               Not Applicable                                           [_]
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               5.2%
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

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Item 1(a) Name of Issuer:

                 Cypress Sharpridge Investments, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

                 65 East 55th Street
                 New York, NY  10022

Item 2(a) Name of Persons Filing:

                 Talon Sharpridge, LLC ("Sharpridge")
                 Talon Asset Management, LLC, ("TAM"), the manager of Sharpridge, Talon Sharpridge QP, LLC ("Sharpridge QP") and Talon Opportunity Managers, LLC ("TOM"), which is the general partner of Talon Opportunity Partners, L.P. ("TOP")

Item 2(b) Address of Principal Business Office:

                 TAM and Sharpridge both are located at:

                 One North Franklin Street, Suite 900
                 Chicago, Illinois  60606

Item 2(c) Citizenship:

                 TAM and Sharpridge are Delaware limited liability companies.

Item 2(d) Title of Class of Securities:

                 Common Stock

Item 2(e) CUSIP Number:

                 23281A307

Item 3 Type of Person:

     (e) TAM is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E); TAM is the manager of Sharpridge.

                                Page 4 of 9 Pages

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Item 4 Ownership (at July 7, 2009):

                 (a)  Amount owned "beneficially" within the meaning of rule
                      13d-3:

                      1,936,871 shares (comprised of 1,898,371 shares of common stock outstanding and 38,500 shares of underlying warrants)

                 (b)  Percent of class:

                      10.7% (based on 18,133,358 shares of common stock outstanding, as reported in the Issuer's prospectus filed June 12, 2009 and in the Issuer's press release on June 17, 2009)

                 (c)  Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote: none

                      (ii)  shared power to vote or to direct the vote:
                            1,936,871

                      (iii) sole power to dispose or to direct the disposition
                            of: none

                      (iv)  shared power to dispose or to direct disposition of:
                            1,936,871

Item 5 Ownership of Five Percent or Less of a Class:

                 Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                 As reported herein, TAM, as the manager of Sharpridge, Sharpridge QP and TOM, the general partner of TOP, holds 1,936,871 shares. This total includes 937,141 shares on behalf of Sharpridge; 312,491 shares on behalf of Sharpridge QP; 128,333 shares on behalf of TOP; 38,500 warrants on behalf of TOP; and 520,406 shares on behalf of separately managed client accounts of TAM.

                 From time to time, TOP may make distributions of partnership income to limited partners, none of which has an interest relating to more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                 Not Applicable

Item 8 Identification and Classification of Members of the Group:

                 Not Applicable

                                Page 5 of 9 Pages

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Item 9 Notice of Dissolution of Group:

                 Not Applicable

Item 10 Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 6 of 9 Pages

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                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 10, 2009

          The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        TALON ASSET MANAGEMENT, LLC


                                        /s/ William Wolf
                                        ----------------------------------------
                                        Signature

                                        William Wolf/Chief Operating Officer
                                        ----------------------------------------
                                        Name/Title

                                        TALON SHARPRIDGE, LLC

                                        By: Talon Asset Management, LLC
                                        Its Manager


                                        /s/ William Wolf
                                        ----------------------------------------
                                        Signature

                                        William Wolf/Chief Operating Officer
                                        ----------------------------------------
                                        Name/Title

                                Page 7 of 9 Pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of July 10, 2009 by and among Talon Asset Management, LLC and Talon Sharpridge, LLC

                                Page 8 of 9 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                            Dated:  July 10, 2009

                                        TALON ASSET MANAGEMENT, LLC


                                        /s/ William Wolf
                                        ----------------------------------------
                                        Signature

                                        William Wolf/Chief Operating Officer
                                        ----------------------------------------
                                        Name/Title

                                        TALON SHARPRIDGE, LLC

                                        By: Talon Asset Management, LLC
                                        Its Manager


                                        /s/ William Wolf
                                        ----------------------------------------
                                        Signature

                                        William Wolf/Chief Operating Officer
                                        ----------------------------------------
                                        Name/Title